UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013 (March 19, 2013)

LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 TECHNOLOGY BLVD., AUSTIN, TEXAS	78727
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 219-8020

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Luminex Corporation 2013 Long Term Incentive Plan.

On March 19, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Luminex Corporation (the “Company”) adopted the Luminex Corporation 2013 Long Term Incentive Plan (the “LTIP”) and the form of Restricted Share Unit Award Agreement for awards to be granted from time to time thereunder (the “RSU Agreement”). The LTIP is intended to encourage and reward superior long-term performance from certain key executive officers, as determined by the Committee (“Participants”). Awards under the LTIP are to be granted by the Committee in the form of Restricted Share Units (“RSUs”) and are to be treated as Performance Awards under the Luminex Corporation Second Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”).

Grants of RSUs under the LTIP shall initially be unvested and represent the amount of shares that Participants would receive under the LTIP assuming achievement of the maximum level of the performance goal established for the grant, and subject to adjustment for certain transactions and other unusual or non-recurring events and circumstances that may affect the Company, or any subsidiary or affiliate, or the financial performance of the Company or any subsidiary or affiliate. As indicated below, Patrick J. Balthrop, the Company's President and Chief Executive Officer, was granted an award for an unvested RSU under the LTIP for $1,200,000 worth of shares of the Company's common stock, and Harriss T. Currie, the Company's Chief Financial Officer, Senior Vice President, Finance, and Treasurer, was granted an award for an unvested RSU under the LTIP for $300,000 worth of shares of the Company's common stock. The actual maximum number of shares of the Company's common stock underlying each of these grants will be determined based upon the closing price of the Company's common stock on the NASDAQ Global Select Market on the actual grant date in accordance with our equity award policy, or March 19, 2013. Partial or complete vesting of the RSUs shall be dependent upon the continued employment of the Participant (unless the Committee determines otherwise, in its sole discretion) and the achievement of the performance goal established by the Committee at the time of grant (subject to certain adjustments), during the performance period extending from the date of grant through December 31, 2015. The Committee, in its sole discretion, shall certify the achievement of the performance goal under outstanding awards as soon as practicable following December 31, 2015 (the date of such certification, the “Determination Date”). In the event that a Participant achieves less than the maximum level of the performance goal, the total number of shares represented by such RSU shall be reduced to reflect where actual performance lies in the range of the performance goal and weighted aggregate corresponding payout opportunities established for the grant, including $600,000 and $150,000 worth of shares of the Company's common stock (calculated as of the grant date) for Messrs. Balthrop and Currie, respectively, if “target” performance is achieved, $300,000 and $75,000 worth of shares of the Company's common stock (calculated as of the grant date), respectively, in the event that the minimum threshold goal is achieved, and zero shares in the event that the minimum threshold goal is not achieved. Calculation of payouts between threshold and maximum performance shall be determined based on straight-line interpolation. Vesting of the RSUs (after giving effect to the adjustment above) shall occur as follows: 50% on the Determination Date and 50% on December 31, 2017. The Committee reserves the right to make certain adjustments to awards under the LTIP from time to time, in its sole discretion, to accommodate for certain unusual or nonrecurring events and circumstances, or to avoid unwarranted penalties or windfalls for Participants.

The preceding description of the LTIP and RSU Agreement is qualified in its entirety by reference to the full text of the LTIP and RSU Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and which are incorporated herein by reference.

Grants and Performance Goal under Luminex Corporation 2013 Long Term Incentive Plan.

On March 19, 2013, the Committee granted the awards under the LTIP described above to Patrick J. Balthrop, the Company's President and Chief Executive Officer, and Harriss T. Currie, the Company's Chief Financial Officer, Senior Vice President, Finance, and Treasurer. The performance goal under the grants is based on the Company's fully diluted earnings per share at the end of the performance period (the “Adjusted EPS Goal”), as described more fully below and in the LTIP. Partial or complete achievement of the Adjusted EPS Goal is dependent upon the “fully diluted earnings per share” for the year ended December 31, 2015 (“Adjusted EPS”), as further described in the LTIP. “Fully diluted earnings per share” means the Company's fully diluted earnings per share as reflected on the Company's Consolidated Statement of Operations for the year ended December 31, 2015, as further described in the LTIP. Each of Mr. Balthrop and Mr. Currie was assigned a range of Adjusted EPS targets as follows: a minimum threshold of $1.06, a target of $1.18, and a maximum goal of $1.36. These targets are not, and should not be relied upon as, predictions of future performance.

The targets are subject to adjustment as denoted in the LTIP and RSU Agreement. The preceding description of the awards to Messrs. Balthrop and Currie and the targets is qualified in its entirety by reference to the full text of the LTIP and RSU Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Luminex Corporation 2013 Long Term Incentive Plan
10.2	Form of Restricted Share Unit Award Agreement for Awards under the Luminex Corporation 2013 Long Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2013	LUMINEX CORPORATION

	By:	/s/ Harriss T. Currie
		Name:	Harriss T. Currie
		Title:	Chief Financial Officer, Senior Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description
10.1	Luminex Corporation 2013 Long Term Incentive Plan
10.2	Form of Restricted Share Unit Award Agreement for Awards under the Luminex Corporation 2013 Long Term Incentive Plan